Exhibit 99(d)(1)

INVESTMENT MANAGEMENT

AGREEMENT

AGREEMENT made as of the 31st day of July, 2003 between THE MANAGERS FUNDS LLC, a limited liability company organized under the laws of the State of Delaware and having its principal place of business in Norwalk, Connecticut (the “Advisor”), and MANAGERS TRUST I, a Massachusetts business trust having its principal place of business in Norwalk, Connecticut (the “Trust”).

WHEREAS, the Advisor is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust proposes to engage in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust currently offers shares of its series, the First Quadrant Tax-Managed Equity Fund, such series (the “Initial Fund”), together with all other series subsequently established by the Trust with respect to which the Advisor renders management and investment advisory services pursuant to the terms of this Agreement, being herein collectively referred to as the “Funds” and individually as a “Fund”.

NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1. APPOINTMENT OF ADVISOR.

(a) Initial Fund. The Trust hereby appoints the Advisor to act as manager and investment advisor to the Initial Fund for the period and on the terms herein set forth. The Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b) Additional Funds. In the event that the Trust desires to retain the Advisor to render management and investment advisory services hereunder with respect to any other series of shares in addition to the Initial Fund, it shall so notify the Advisor in writing, indicating the advisory fee to be payable with respect to the additional series of shares. If the Advisor is willing to render such services on the terms provided for herein, it shall so notify the Trust in writing, whereupon such series of shares shall become a Fund hereunder.

2. DUTIES OF ADVISOR. The Advisor, at its own expense, shall furnish the following services and facilities to the Trust:

(a) Investment Program. The Advisor shall, subject to the provisions of paragraph 11 hereof, (i) develop and furnish continuously an investment program and strategy for each Fund in compliance with that Fund’s investment objective and policies as set forth in the Trust’s current Registration Statement, (ii) provide research and analysis relative to the investment program and investments of each Fund, (iii) determine (subject to the overall supervision and review of the Board of Trustees of the Trust) what investments shall be purchased, held, sold or exchanged by each Fund and what portion, if any, of the assets of each Fund shall be held in cash or cash equivalents, and (iv) make changes on behalf of the Trust in the investments of each Fund.

(b) Administration. The Advisor shall also manage, supervise and conduct the other affairs and business of the Trust and each Fund thereof and all matters incidental thereto, subject always to the control of the Board of Trustees of the Trust and to the provisions of the Trust’s Agreement and Declaration of Trust dated December 18, 1991, as amended, supplemented and/or restated from time to time (the “Declaration of Trust”) and By-laws, as then in effect, and the 1940 Act.

In connection therewith, the Advisor shall:

(i) furnish to the Trust necessary assistance in:

(A) the preparation of all reports now or hereafter required by federal or other laws; and

(B) the preparation of prospectuses, registration statements and amendments thereto that may be required by federal or other laws or by the rules or regulations of any duly authorized commission or administrative body.

(ii) furnish to the Trust office space in the offices of the Advisor, or in such other place or places as may be agreed upon from time to time, and all necessary other facilities, simple business equipment, supplies, utilities and telephone service.

(iii) furnish to the Trust all executive and administrative personnel necessary for managing the affairs of the Trust, including personnel to perform clerical, bookkeeping, accounting and other office functions. These services are exclusive of the necessary records or services, including shareholder services and fund accounting services, of any dividend disbursing agent, transfer agent, registrar or custodian. The Advisor shall compensate all personnel, officers, and directors of the Trust if such persons are also employees of the Advisor or its affiliates.

(iv) arrange for providing and maintaining a bond issued by a reputable insurance company authorized to do business in the place where the bond is issued against larceny and embezzlement covering each officer and employee of the Trust, the Advisor and/or any sub-Advisor who may singly or jointly with others have access to funds or securities of the Trust, with direct or indirect authority to draw upon such funds or to direct generally the disposition of such funds. The bond shall be in such reasonable amount as a majority of the Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, shall determine, with due consideration to the aggregate assets of the Trust to which any such officer or employee may have access. The premium, or portion thereof pursuant to an agreement among the insured parties in the case of a joint insured bond, for the bond shall be payable by the Trust in accordance with paragraph 3(17).

3. ALLOCATION OF EXPENSES. Except for the services or facilities to be provided by the Advisor set forth in Paragraph 2 above, the Trust assumes and shall pay all expenses for all other Trust operations and activities and shall reimburse the Advisor for any such expense incurred by the Advisor (it being understood that the Trust shall allocate such expenses between or among the Funds to the extent contemplated by the Declaration of Trust). The expenses to be borne by the Trust shall include, without limitation:

(1) all expenses of organizing the Trust or forming any series thereof, to the extent now or hereafter permitted under generally accepted accounting principles applicable to registered investment companies;

(2) all expenses (including information, materials and services other than services of the Advisor) of preparing, printing and mailing all annual, semiannual and periodic reports, proxy materials and other communications (including registration statements, prospectuses and amendments and revisions thereto) furnished to existing shareholders of the Trust and/or regulatory authorities;

(3) fees involved in registering and maintaining registration of the Trust and its shares with the Securities and Exchange Commission and state regulatory authorities;

(4) any other registration, filing or other fees in connection with requirements of regulatory authorities;

(5) expenses, including the cost of printing of certificates, relating to the issuance of shares of the Trust;

(6) to the extent not paid by the Trust’s distributor, the expenses of maintaining a shareholder account and furnishing, or causing to be furnished, to each shareholder a statement of his account, including the expense of mailing;

(7) taxes and fees payable by the Trust to federal, state or other governmental agencies;

(8) expenses related to the redemption of its shares, including expenses attributable to any program of periodic redemption;

(9) all issue and transfer taxes, brokers’ commissions and other costs chargeable to the Trust in connection with securities transactions to which the Trust is a party, including any portion of such commissions attributable to research and brokerage services as defined by Section 28(e) of the Securities Exchange Act of 1934, as amended from time to time (the “1934 Act”);

(10) the charges and expenses of the custodian appointed by the Trust, or any depository utilized by such custodian, for the safekeeping of its property;

(11) charges and expenses of any shareholder servicing agents, transfer agents and registrars appointed by the Trust, including costs of servicing shareholder investment accounts;

(12) charges and expenses of independent accountants retained by the Trust;

(13) fees and expenses for legal services in connection with the affairs of the Trust, including reasonable fees charged and expenses incurred by the Advisor, if any, for performing such legal services for the Trust;

(14) compensation and expenses of the Trustees of the Trust who are not “interested persons” of the Trust (as defined in the 1940 Act);

(15) expenses of shareholders’ and Trustees’ meetings;

(16) membership dues in, and assessments of, the Investment Company Institute or similar organizations;

(17) insurance premiums on fidelity, errors and omissions and other coverages;

(18) expenses incurred in connection with any distribution plan adopted by the Trust in compliance with Rule 12b-1 of the 1940 Act;

(19) such other non-recurring expenses of the Trust as may arise, including expenses of actions, suits, or proceedings to which the Trust is a party and the legal obligation which the Trust may have to indemnify its Trustees or shareholders with respect thereto;

(20) fees and expenses incurred in connection with registering and qualifying the Trust’s shares with federal and state regulatory authorities, including reasonable fees charged and expenses incurred by the Advisor, if any, for performing such services for the Trust; and

(21) fees and expenses for fund accounting services, including reasonable fees charged and expenses incurred by the Advisor, if any, for performing such fund accounting services for the Trust.

4. FEES. For the services and facilities to be provided by the Advisor as set forth in Paragraph 2 hereof, the Trust shall pay to the Advisor an annual fee as set forth on Schedule A to this Agreement.

In the case of commencement or termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect.

5. EXPENSE LIMITATION. The Advisor agrees that if the total expenses of any Fund (exclusive of interest, taxes, brokerage expenses, distribution expenses, extraordinary items and any other items allowed to be excluded by applicable state law) for any fiscal year of the Trust exceed the lowest expense limitation imposed in any jurisdiction in which that Fund is then making sales of its shares or in which its shares are then qualified for sale, the Advisor will pay or reimburse such Fund for that excess up to the amount of its advisory fee payable with respect to that Fund during that fiscal year. The amount of the monthly advisory fee payable under Paragraph 4 hereof shall be reduced to the extent that the monthly expenses of that Fund, on an annualized basis, would exceed the foregoing limitation. At the end of each fiscal year of the Trust, if the aggregate annual expenses chargeable to any Fund for that year exceed the foregoing limitation based upon the average of the monthly average net asset value of that Fund for the year, the Advisor will promptly reimburse that Fund for the amount of such excess to the extent not already reimbursed by reduction of the monthly advisory fee. In the event that such expenses are within the foregoing limitation, the Trust shall be obligated to pay the Advisor excess amounts previously withheld from the advisory fee during that fiscal year, provided that the amount of such payment would not exceed the foregoing limitation.

In the event that this Agreement (i) is terminated with respect to any one or more Funds as of a date other than the last day of the fiscal year of the Trust or (ii) commences with respect to one or more Funds as of a date other than the first day of the fiscal year of the Trust, then the expenses of such Fund or Funds shall be annualized and the Advisor shall pay to, or receive from, the applicable Fund or Funds a pro rata portion of the amount that the Advisor would have been required to pay or would have received, if any, had this Agreement remained in effect with respect to such Fund or Funds for the full fiscal year.

6. PORTFOLIO TRANSACTIONS. In connection with the management of the investment and reinvestment of the assets of the Trust, the Advisor, acting by its own officers, directors or employees or by a duly authorized subcontractor, is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Trust. In executing portfolio transactions and selecting brokers or dealers, if any, the Advisor will use its best efforts to seek on behalf of a Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Advisor shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, the Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the 1934 Act) provided to any Fund of the Trust and/or other accounts over which the Advisor or an affiliate of the Advisor exercises investment discretion. With the prior approval of the Trustees, the Advisor may pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided. Such prior approval may be obtained from the Trustees with respect to the Advisor’s investment program and need not be obtained on a transaction-by-transaction basis.

7. RELATIONS WITH TRUST. Subject to and in accordance with the Declaration of Trust and By-laws of the Trust and the Limited Liability Company Agreement and By-laws of the Advisor, it is understood that Trustees, officers, agents and shareholders of the Trust are or may be interested in the Advisor (or any successor thereof) as directors, officers, or otherwise, that directors, officers, agents and shareholders of the Advisor (or any successor) are or may be interested in the Trust as Trustees, officers, shareholders or otherwise, that the Advisor (or any such successor thereof) is or may be interested in the Trust as a shareholder or otherwise and that the effect of any such adverse interests shall be governed by the Declaration of Trust, Limited Liability Company Agreement and By-laws.

8. LIABILITY OF ADVISOR. Neither the Advisor nor its officers, directors, employees, agents or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Advisor against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement. Nor shall any provision hereof be deemed to protect any Trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of his duties or the reckless disregard of his obligations and duties.

9. DURATION AND TERMINATION OF THIS AGREEMENT.

(a) Duration. This Agreement shall become effective with respect to the Initial Fund on the date hereof and, with respect to any additional Fund, on the date of receipt by the Trust of notice from the Advisor in accordance with paragraph 1(b) hereof that the Advisor is willing to serve as Advisor with respect to such Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof with respect to the Initial Fund and, with respect to each additional Fund, for two years from the date on which such Fund becomes a Fund hereunder. Subsequent to such initial periods of effectiveness, this Agreement shall continue in full force and effect for periods of one year thereafter with respect to each Fund so long as such continuance with respect to such Fund is approved at least annually (a) by either the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund, and (b) in either event, by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing provisions of this Section 9(a), the continuance of this Agreement with respect to the Initial Fund or any additional Fund is subject to the approval of this Agreement by a majority of the outstanding voting securities of that Fund at the first meeting of shareholders after this Agreement becomes effective with respect to that Fund.

(b) Termination. This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, or by the Advisor, in each case on sixty (60) days’ prior written notice to the to other party.

(c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

(d) Approval, Amendment or Termination by Individual Fund. Any approval, amendment or termination of this Agreement by the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of any Fund shall be effective to continue, amend or terminate this Agreement with respect to any such Fund notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Fund affected thereby, and (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Trust, unless such action shall be required by any applicable law or otherwise.

10. SERVICES NOT EXCLUSIVE. The services of the Advisor to the Trust hereunder are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

11. SUBCONTRACTORS. The Trust hereby agrees that the Advisor may subcontract for the performance of any of the services contemplated to be rendered by the Advisor to any Fund hereunder.

12. LIMITATION OF LIABILITY. The term “Managers Trust I” means and refers to the Trustees from time to time serving under the Declaration of Trust. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement has been authorized by the Trustees and the shareholders of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Declaration of Trust.

13. RESERVATION OF NAME. The parties hereby acknowledge that The Managers Funds LLC has reserved the right to grant the nonexclusive use of the name “Managers” or any derivative thereof to any other investment company, investment Advisor, distributor or other business enterprise, and to withdraw from the Trust the use of the name “Managers”. The name “Managers” will continue to be used by the Trust so long as such use is mutually agreeable to The Managers Funds LLC and the Trust.

14. MISCELLANEOUS.

(a) Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for the receipt of such notices.

(b) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

(c) Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

ATTEST:	MANAGERS TRUST I

By:
Secretary		President

ATTEST:	THE MANAGERS FUNDS, LLC

By:
Secretary		President

SCHEDULE A

First Quadrant Tax-Managed Equity Fund

Advisory Fees pursuant to Section 2(a)

The Trust shall pay to the Advisor an annual gross investment advisory fee equal to 0.85% of the average daily net assets of the First Quadrant Tax-Managed Equity Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Administration Fees Pursuant to Section 2(b).

None.